Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated December 31, 2018 with respect to the consolidated financial statements of Grown Rogue International Inc. (formerly Novicius Corp.) as at August 31, 2018 and 2017 and for the years then ended (which expresses an unqualified opinion and included an explanatory paragraph related to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern), included in Form 20-F of Grown Rogue International Inc. (formerly Novicius Corp.) as filed with the United States Securities Exchange Commission.

Chartered Professional Accountants
Licensed Public Accountants
June 8, 2022
Toronto, Canada